Chanticleer Holdings Announces $11,000,000 Public Offering of Units and Listing on NASDAQ with new symbol

06/21/2012 - Chanticleer Holdings, Inc. (NASDAQ: HOTR) ("Chanticleer Holdings" or the "Company"), a business operator focused on expanding the Hooters casual dining restaurant brand in international markets, announces the pricing of an underwritten public offering of 2,444,450 units at an offering price of $4.50 per unit, with each unit consisting of one share of common stock and one warrant to purchase one share of common stock. The units will begin trading on The NASDAQ Capital Market on June 21, 2012 under the symbol “HOTRU”. The common stock and warrants will not be separately transferable for a minimum of 30 days, unless the representatives of the underwriters determine that an earlier date is acceptable, and no later than 45 days from the date of the prospectus. Each warrant will have an exercise price of $5.00 per share, will be exercisable upon separation of the units, and will expire in five years. When separately transferable, the warrants will trade on The NASDAQ Capital Market under the symbol “HOTRW”.

The gross proceeds to Chanticleer Holdings from this offering is expected to be approximately $11 million, before deducting underwriting discounts, commissions, and other estimated offering expenses. Chanticleer Holdings has granted the underwriters a 45-day option to purchase up to 366,667 additional units to cover over-allotments, if any. All of the units in this offering are to be sold by Chanticleer Holdings.

The Company plans to use net proceeds from this offering for investment in Hooters international franchises, pay off existing debt, and for general corporate working capital.

Merriman Capital, Inc. and Dawson James Securities, Inc. acted as joint book runners in this offering.

Chanticleer Holdings is also announcing that, effective, today, its common stock will begin trading on The NASDAQ Capital Market under the symbol “HOTR”. In connection with its listing on the NASDAQ Capital Market, Chanticleer Holding’s common stock will cease trading on the OTC QB.

A registration statement on Form S-1 relating to the units was filed with Securities and Exchange Commission and is effective. A preliminary prospectus related to the offering has been filed with the Securities and Exchange Commission and is available on the SEC’s website at http://www.sec.gov. Copies of the final prospectus relating to the offering, when available, may be obtained from the offices of Dawson James Securities. Contact Bret Shapiro in the Syndicate Department, 925 South Federal Highway – 6th Floor, Boca Raton, FL 33432, telephone 561-208-2936, or bshapiro@DawsonJames.com

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to their registration or qualification under the securities laws of any such state or jurisdiction.

About Chanticleer Holdings, Inc.

Chanticleer Holdings (NASDAQ: HOTR) a business operator focused on expanding the Hooters casual dining restaurant brand in international markets. Chanticleer currently has rights to develop and operate Hooters restaurants in South Africa and has joint ventured with the current franchisee in Australia. The company also has franchise rights to develop Hungary and parts of Brazil while evaluating several additional opportunities internationally.

In 2011, Chanticleer and a group of noteworthy private equity investors, which included H.I.G. Capital, KarpReilly, LLC and Kelly Hall, president of Texas Wings Inc., the largest Hooters franchisee in the United States, acquired Hooters of America (HOA). Today, HOA is the franchisor and operator of over 450 Hooters restaurants in 44 states and 28 foreign countries. Chanticleer maintains a minority ownership stake in HOA and its CEO, Mike Pruitt, is also a member of HOA's Board of Directors. For further information, please visit www.chanticleerholdings.com or www.hooters.com and follow us on Twitter at @ChantHoldings or @Hooters.

Safe Harbor Statement

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statement of historical fact (including statements containing the words "believes," "plans," "anticipate," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events. Further information on our business, including important factors which could affect actual results are discussed in the Company's filings with the SEC, including its Annual Report on Form 10-K under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

For Additional Information, Please Contact:

Shannon DiGennaro

VP Investor Relations

Phone: 704.941.0959

sd@chanticleerholdings.com